                                                                 2251

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          THE SHERWIN-WILLIAMS COMPANY
- ------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
- ------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
- ------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
- ------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- ------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
- ------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
- ------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:
- ------------------------------------------------------------------------------

(3) Filing party:
- ------------------------------------------------------------------------------

(4) Date filed:
- ------------------------------------------------------------------------------

                          THE SHERWIN-WILLIAMS COMPANY
                               ------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held at Marriott Society Center, 127 Public Square, Cleveland, Ohio on Wednes-day, April 27, 1994 at 10:00 A.M., Local Time, for the following purposes:

     1. To fix the number of Directors of the Company at ten, and to elect ten Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected;

     2. To amend the Company's 1994 Stock Plan; and

     3. To transact such other business as may properly come before the Annual Meeting of Shareholders.

     Holders of Common Stock of record at the close of business on February 28, 1994 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders.

                                           L. E. STELLATO
                                                  Secretary

Midland Building
Cleveland, Ohio 44115-1075
March 15, 1994

     YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING A FOLLOW-UP LETTER BY THE PROMPT COMPLETION AND RETURN OF THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. FOR YOUR CONVENIENCE, THERE IS ENCLOSED A SELF-ADDRESSED ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES.

                          THE SHERWIN-WILLIAMS COMPANY

                                MIDLAND BUILDING

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 15, 1994

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 27, 1994 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting. The mailing date of this Proxy Statement is on or about March 15, 1994.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting that will be brought before the Annual Meeting of Shareholders for action. However, if any such matters should be brought before the Annual Meeting of Shareholders, it is intended that the persons appointed as proxies may vote or act thereon according to their judgment.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year which ended December 31, 1993 is enclosed with this Proxy Statement. In addition, financial and other reports may be submitted at the Annual Meeting of Shareholders, but it is not intended that any action will be taken with respect thereto.

                             ELECTION OF DIRECTORS

     It is intended that proxies which contain no instructions to the contrary will be voted in favor of fixing the number of Directors at ten and for the election of the nominees listed on the proxy. The candidates receiving the most votes will be elected.

     Should any nominee decline or be unable to accept such nomination or be unable to serve as a Director, an event which management does not now expect, the Board of Directors reserves the right to substitute such other person as a nominee, or to reduce the number of nominees to such extent, as they shall deem advisable.

     Each of the nominees, except for Mrs. Petrauskas who was appointed a Director by unanimous action of the Board of Directors on July 21, 1993, has been previously elected as a Director by the shareholders. The following, based upon information received in part from the respective persons and in part from the records of the Company, sets forth information regarding each nominee as of December 31, 1993:

JAMES M. BIGGAR has served as Chairman and Chief Executive Officer of Glencairn
     Corporation (real estate development) since July 1991 prior to which he served as Chairman of Nestle USA, Inc. (food products, restaurants, hotels) commencing January 1991. From January 1984 to January 1991, Mr. Biggar served as Chairman and Chief Executive Officer of Nestle Enterprises, Inc. Mr. Biggar is 65 years old and has served as a Director of the Company since July 1987. Mr. Biggar is a Director of National City Bank and National City Corporation, and is Chairman of the Gateway Economic Development Corporation and the New Cleveland Campaign.

JOHN G. BREEN has served as Chairman and Chief Executive Officer of the Company since June 1986. Mr. Breen is 59 years old and has served as a Director of the Company since April 1979. Mr. Breen is a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation and The Goodyear Tire and Rubber Company. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of The Case Western Reserve University Visiting Committee for the School of Medicine.

LEIGH CARTER, prior to his retirement in September 1990, served as President and Chief Operating Officer of B.F. Goodrich Company (diversified manufacturing) since April 1986. Mr. Carter is 68 years old and has served as a Director of the Company since October 1985. Mr. Carter is a

     Director of The Adams Express Co., Centerior Energy Corporation, The Lamson and Sessions Co., NCC Funds and Petroleum and Resources Corporation. Mr. Carter is a Trustee of The Cleveland Museum of Art, the Great Lakes Theater Festival and University Circle Inc.

THOMAS A. COMMES has served as President and Chief Operating Officer of the
     Company since June 1986. Mr. Commes is 51 years old and has served as a Director of the Company since April 1980. Mr. Commes is a Director of Society National Bank, Centerior Energy Corporation and the Greater Cleveland Growth Association, and is a Trustee of The Cleveland Clinic Foundation and Vocational Guidance Services (VGS).

DANIEL E. EVANS has served as Chairman, Chief Executive Officer and Secretary of
     Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans is 57 years old and has served as a Director of the Company since April 1990. Mr. Evans is a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company, National City Bank and National City Corporation.

WILLIAM G. MITCHELL, prior to his retirement in May 1987, served as Vice
     Chairman of Centel Corporation (independent telephone and electric properties) since May 1986. Mr. Mitchell is 63 years old and has served as a Director of the Company since April 1979. Mr. Mitchell is a Director of Interlake Corporation, The Northern Trust Company, Northern Trust Corporation and Peoples Energy Corporation.

A. MALACHI MIXON, III has served as Chairman, Chief Executive Officer and President of Invacare Corporation (manufacturer and distributor of home health care products) since September 1983. Mr. Mixon is 53 years old and has served as a Director of the Company since April 1993. Mr. Mixon is a Director of The Lamson and Sessions Co. and Primus Venture Capital, and is a Trustee of The Cleveland Clinic Foundation, Cleveland Institute of Music and Case Western Reserve University.

HELEN O. PETRAUSKAS has served as Vice President - Environmental and Safety
     Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is 49 years old and has served as a Director of the Company since July 1993. Mrs. Petrauskas is a

     Director of MCN Corporation, is a Trustee of the Henry Ford Health System, and is a Member of the Advisory Board - Center for Risk Analysis, Harvard School of Public Health and a Member of the Board of Visitors of North Carolina A&T State University.

RALPH E. SCHEY has served as Chairman and Chief Executive Officer of The Scott &
     Fetzer Company (a diversified manufacturing company) since September 1974. Mr. Schey is 69 years old and has served as a Director of the Company since April 1984. Mr. Schey is a Director of Primus Venture Capital, is a Trustee of Case Western Reserve University-Weatherhead School of Management, and is Chairman of the Board of Trustees of The Cleveland Clinic Foundation and the Board of Trustees of Ohio University.

RICHARD K. SMUCKER has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is 45 years old and has served as a Director of the Company since September 1991. Mr. Smucker is a Director of The J.M. Smucker Company and the Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                                DIRECTORS' FEES

     Each Director who is not an employee of the Company receives a retainer of $22,000 per annum, earned and payable monthly. In addition, each such Director receives $1,250 for each meeting of the Board of Directors or Committee of the Board of Directors that he or she attends, or $1,500 for each meeting of a Committee of the Board of Directors that he or she chairs. No fees or other remuneration, as such, are paid to employees of the Company for services as a member of the Board of Directors or any Committee thereof. Directors who are not employees of the Company are permitted to defer all or a portion of their fees pursuant to the Company's Director Deferred Fee Plan. The plan provides for deferred fees to be invested in either a Deferred Cash Account (which bears interest at the current base lending rate) or a Shadow Stock Account (the value of which fluctuates according to the value of the Company's Common Stock).

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the current Executive Officers, the positions and offices with the Company held by them as of February 28, 1994 and the date when each was first elected or appointed an Executive
Officer:

                                                                             DATE WHEN
                                                                           FIRST ELECTED
         NAME             AGE               PRESENT POSITION                OR APPOINTED
- ----------------------    ---     -------------------------------------    --------------
John G. Breen             59      Chairman and Chief Executive             January 1979
                                  Officer, Director
Thomas A. Commes          51      President and Chief Operating            March 1979
                                  Officer, Director
Larry J. Pitorak          47      Senior Vice President -- Finance,        June 1978
                                  Treasurer and Chief Financial Officer
John L. Ault              48      Vice President -- Corporate              January 1987
                                  Controller
Conway G. Ivy             52      Vice President -- Corporate Planning     March 1979
                                  and Development
Robert E. Kinney          58      Vice President -- Administration         February 1994
Thomas Kroeger            45      Vice President -- Human Resources        October 1987
Louis E. Stellato         43      Vice President, General Counsel and      December 1989
                                  Secretary
James J. Sgambellone      36      Assistant Secretary and Corporate        July 1991
                                  Director of Taxes

     Following is a brief account of each Executive Officer's business experience with the Company during the last five year period:

     Mr. Breen has served as Chairman and Chief Executive Officer since June 1986 and has served as a Director since April 1979.

     Mr. Commes has served as President and Chief Operating Officer since June 1986 and has served as a Director since April 1980.

     Mr. Pitorak has served as Senior Vice President -- Finance, Treasurer and Chief Financial Officer since April 1992 prior to which he served as Senior Vice President -- Finance and Chief Financial Officer commencing July 1991. From February 1988 to July 1991, Mr. Pitorak served as Vice President, General Counsel and Secretary.

     Mr. Ault has served as Vice President -- Corporate Controller since January 1987.

     Mr. Ivy has served as Vice President -- Corporate Planning and Development since April 1992 prior to which he served as Vice President and Treasurer commencing January 1989.

     Mr. Kinney has served as Vice President -- Administration since February 1994 prior to which he served as President & General Manager, Transportation Services Division commencing July 1987.

     Mr. Kroeger has served as Vice President -- Human Resources since October 1987.

     Mr. Stellato has served as Vice President, General Counsel and Secretary since July 1991 prior to which he served as Assistant Secretary and Corporate Director of Taxes commencing December 1989. From January 1987 to December 1989, Mr. Stellato served as Senior Corporate Counsel.

     Mr. Sgambellone has served as Assistant Secretary and Corporate Director of Taxes since July 1991 prior to which he served as Senior Corporate Counsel commencing December 1989. From October 1987 to December 1989, Mr. Sgambellone served as Corporate Counsel.

     There are no family relationships between any of the persons named.

                       OPERATING MANAGERS OF THE COMPANY

     The following table sets forth the names and ages of the current Operating Managers, the positions and offices with the Company held by them as of February 28, 1994 and the date when each was first appointed an Operating Manager.

                                                                                 DATE WHEN
                                                                                   FIRST
          NAME               AGE               PRESENT POSITION                  APPOINTED
- -------------------------    ---     -------------------------------------    ---------------
Frank E. Butler              58      President & General Manager,             November 1981
                                     Coatings Division
Thomas Coy                   35      President & General Manager,             February 1994
                                     Transportation Services Division
Claudio A. Geiger            44      President, International Group           April 1993
T. Scott King                41      President & General Manager,             February 1992
                                     Consumer Brands Division
James W. Krause              49      President & General Manager,             August 1987
                                     Automotive Division
Blair P. LaCour              47      President & General Manager, Mid         October 1989
                                     Western Division, Paint Stores Group
John C. Macatee              42      President, Paint Stores Group            June 1986
Steven J. Oberfeld           41      President & General Manager, South       September 1992
                                     Western Division, Paint Stores Group
James E. Renshaw             46      President & General Manager, Eastern     June 1986
                                     Division, Paint Stores Group
Joseph M. Scaminace          40      President & General Manager,             May 1985
                                     Specialty Division
Richard M. Wilson            41      President & General Manager, South-      June 1987
                                     eastern Division, Paint Stores Group

     Following is a brief account of each Operating Manager's business experience during the last five year period:

     Mr. Butler has served as President & General Manager, Coatings Division since February 1992 prior to which he served as President & General Manager, Consumer Division commencing May 1984.

     Mr. Coy has served as President & General Manager, Transportation Services Division since February 1994 prior to which he served as Vice President & Director -- Sales and Operations, Transportation Services Division commencing August 1992. From May 1989 to August 1992, Mr. Coy served as Controller, Transportation Services Division prior to which he served as Director -- Inventory Services, Paint Stores Group commencing July 1988.

     Mr. Geiger has served as President, International Group since April 1993 prior to which he served as President & General Manager, Sherwin-Williams do Brasil Industria e Comercio Ltda. ("Sherwin-Williams Brasil"), a subsidiary of the Company, commencing January 1991. From February 1990 to January 1991, Mr. Geiger served as Director -- Logistics of Sherwin-Williams Brasil prior to which he served as Materials Director of Bozzano do Brasil, an affiliate of Revlon, Inc., commencing September 1983.

     Mr. King has served as President & General Manager, Consumer Brands Division since February 1992 prior to which he served as Vice President, Director of Sales and Marketing, Consumer Division commencing June 1987.

     Mr. Krause has served as President & General Manager, Automotive Division since August 1987.

     Mr. LaCour has served as President & General Manager, Mid Western Division, Paint Stores Group since September 1992 prior to which he served as President & General Manager, Mid Central Division, Paint Stores Group commencing October 1989. From April 1988 to October 1989, Mr. LaCour served as Director of Sales, Western Division, Paint Stores Group.

     Mr. Macatee has served as President, Paint Stores Group since September 1992 prior to which he served as President & General Manager, South Central Division, Paint Stores Group commencing June 1986.

     Mr. Oberfeld has served as President & General Manager, South Western Division, Paint Stores Group since September 1992 prior to which he served as Vice President of Sales, South Central Division, Paint Stores Group commencing August 1990. From January 1987 to August 1990, Mr. Oberfeld served as Director of Sales, South Central Division, Paint Stores Group.

     Mr. Renshaw has served as President & General Manager, Eastern Division, Paint Stores Group since June 1986.

     Mr. Scaminace has served as President & General Manager, Specialty Division since September 1985.

     Mr. Wilson has served as President & General Manager, Southeastern Division, Paint Stores Group since June 1987.

     There are no family relationships between any of the persons named.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Executive Compensation Program ("Program") is administered by the Compensation and Management Development Committee ("Committee") of the Board of Directors. The Committee is composed of five outside Directors and is accountable to the Board of Directors on all compensation matters regarding the Executive Officers. The Program is designed to enable the Company to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The Program provides for: (a) competitive salary levels which reflect, in part, individual performance, (b) additional compensation based on the achievement of financial performance goals recommended to the Committee, and (c) long-term stock-based incentive opportunities. The Program consists of both cash and equity-based compensation.

     The annual performance incentive opportunities and long-term incentive opportunities established by the Committee are intended to be competitive with market incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at companies with comparable sales. These companies may or may not include the companies included in the peer group identified in the performance graphs. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in companies with comparable sales.

     In approving the amount of compensation to be paid to any of the Executive Officers, the Committee places great emphasis on establishing incentive opportunities for the Executive Officers which are directly linked with Company performance and the maximization of shareholder value. The Committee establishes a threshold Company earnings goal, and 75% of this goal must be met before incentive compensation is paid to the Executive

Officers. This earnings goal is established at a level which exceeds the Company's prior year's earnings, therefore requiring that the Company improve its earnings performance before incentive compensation is paid. During the fiscal year ended December 31, 1993, the Company's earnings exceeded that goal. In addition, compensation decisions for individual Executive Officers are based, in part, on financial performance goals for the Company, as described below, and other individual goals related to each Executive Officer's area of responsibility.

     Annual cash compensation consists of a base salary and the opportunity to earn additional compensation under the Company's Management Incentive Plan ("Plan"). All of the Executive Officers participate in the Plan. With regard to base salary, the Committee approves a salary range for each Executive Officer by using the compensation surveys, with the median market base salary approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the Executive Officer's performance and, to a lesser extent, tenure in the particular position. The base salary of each Executive Officer is reviewed and approved annually by the Committee.

     Annual incentive compensation awarded to an Executive Officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an Executive Officer could receive under the Plan if 100% of all of the Company and individual goals are obtained. In the event the Company and an Executive Officer exceed 100% of the stated goals, additional incentive compensation can be awarded. Decisions on annual incentive compensation awarded to an Executive Officer are based upon financial performance goals, such as after-tax net income and the return on stockholders' equity, for each Plan year, and the accomplishment by the Executive Officer of individual performance goals, which vary by Executive Officer. The financial performance goals are generally weighted more heavily.

     Long-term incentive compensation may be awarded to any one or all of the Executive Officers under the Company's 1984 Stock Plan or the Company's 1994 Stock Plan, which replaced the 1984 Stock Plan on February 16, 1994. (For purposes of this Report, the 1984 Stock Plan and the 1994 Stock Plan are collectively referred to as the "Stock Plan".) All of the

Executive Officers participate in the Stock Plan. Under the Stock Plan, the Committee may grant stock options to the Executive Officers based on competitive market practices. Competitive market practices are determined by the various compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies are granting to their executive officers. The option exercise price is equal to the fair market value of the Company's Common Stock on the date options are granted. Stock options granted typically vest at the rate of one-third per year for three years and expire ten years from the date of grant.

     Awards of restricted stock under the Stock Plan may be granted to the Executive Officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, restricted stock may be issued with certain performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period is dependent upon the Company's relative return on average shareholder equity versus a group of peer companies. Depending on the Company's performance at the end of the restriction period, from 0% to 100% of the restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock, which is subject to a "substantial risk of forfeiture."

     Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is no longer deductible to a company beginning in the 1994 tax year unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year, which excludes compensation deferred by an executive officer. For 1994, the Committee believes that Mr. Breen is the only Executive Officer who is likely to be paid compensation exceeding $1 million. However, because of Mr. Breen's use of deferrals, the Committee does not expect that Section 162(m) will limit the Company's deductibility of his compensation.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. Accordingly, as part of this Proxy Statement, the Company is proposing certain amendments to the 1994 Stock Plan which are intended to qualify grants of options, stock appreciation rights and restricted stock for this exception for performance-based compensation. The Committee is also currently reviewing the Company's other compensation programs in light of
Section 162(m).

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The Committee determined Mr. Breen's compensation for the fiscal year ended December 31, 1993 based on a number of factors and criteria. Mr. Breen's base salary range was determined using the median base salary of chief executive officers for companies having comparable sales as the Company. Mr. Breen's base salary within his range was established based upon a review by the Committee of Mr. Breen's 1992 performance (which was measured, in part, by the Company's 1992 performance) and his tenure with the Company. For 1993, the average salary increase given generally to salaried employees of the Company was 4.5%, and the range of potential increases was 0% to 10%. Mr. Breen received a base salary increase of 7% in January 1993. Mr. Breen's increase was based primarily upon his above average 1992 performance (which was measured, in part, by the Company's above average performance in 1992) and his tenure with the Company. In addition, incentive compensation paid to Mr. Breen under the Plan was based primarily upon the Company's achievement of 1993 financial performance goals relating to after-tax net income, the return on stockholders' equity and cash flow. Mr. Breen's achievement of certain other 1993 financial goals and corporate planning and development objectives were also factors, but were weighted less heavily.

     In determining the number of stock options and shares of restricted stock awarded to Mr. Breen under the Stock Plan, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock is not considered by the Committee in making awards of stock options and restricted stock.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                            W. G. Mitchell, Chairman
                                  J. M. Biggar
                                   L. Carter
                                  R. E. Schey
                                 W. W. Williams

                               PERFORMANCE GRAPHS

     The following line graphs set forth a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a Peer Group of companies selected on a line-of-business basis:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                          LINE-OF-BUSINESS PEER GROUP*

Assumes $100 invested on December 31, 1988 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and a Line-of-Business Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1993.

* PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, Valspar Corporation, RPM, Inc., Grow Group, Inc., Standard Brands Paint Company, Pratt & Lambert, Inc., Lilly Industries, Inc., Lawter International, Inc., Guardsman Products, Inc., Detrex Corporation.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                          LINE-OF-BUSINESS PEER GROUP*

Assumes $100 invested on December 31, 1983 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and a Line-of-Business Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1993.

* PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries, Inc., H.B. Fuller Company, Valspar Corporation, RPM, Inc., Grow Group, Inc., Standard Brands Paint Company, Pratt & Lambert, Inc., Lilly Industries, Inc., Lawter International, Inc., Guardsman Products, Inc., Detrex Corporation.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                  -------------------------
                                                                  RESTRICTED     SECURITIES
                                       ANNUAL COMPENSATION          STOCK        UNDERLYING
   NAME AND PRINCIPAL                ------------------------      AWARD(S)       OPTIONS/         ALL OTHER
        POSITION            YEAR     SALARY ($)     BONUS ($)      ($)1,2,3      SARS (#)1      COMPENSATION($)4
- ---------------------------------------------------------------------------------------------------------------
J. G. Breen                 1993       722,800       560,000        615,000        32,000           143,026
 Chairman and Chief         1992       675,506       525,000          --0--        37,000           146,443
 Executive Officer          1991       652,704       425,000        726,750        56,000                --

T. A. Commes                1993       467,308       325,000        338,250        18,000           108,471
 President and Chief        1992       444,236       305,000          --0--        21,000           100,376
 Operating Officer          1991       415,834       235,000        382,500        32,000                --

L. J. Pitorak               1993       238,360       145,000        153,750         9,000            52,252
 Senior Vice President      1992       225,268       133,000          --0--        10,000            45,169
 -- Finance, Treasurer      1991       198,925        99,000        165,000        15,200                --
 and Chief Financial
 Officer

L. E. Stellato              1993       181,760       110,000        123,000         5,000            37,277
 Vice President, General    1992       160,478        95,000          --0--         4,600            28,823
 Counsel and Secretary      1991       134,599        62,000         75,375         7,000                --

C. G. Ivy                   1993       184,500       100,000        123,000         5,000            43,231
 Vice President --          1992       175,808        95,000          --0--         4,600            40,750
 Corporate Planning and     1991       169,104        85,000        114,750         7,000                --
 Development

- ---------------

1 The figures set forth in this column reflect the two-for-one split of Common
  Stock effectuated in the form of a 100 percent stock dividend declared by the Board of Directors on February 20, 1991.

2 The number of shares of restricted stock held on December 31, 1993 and the aggregate value of such holdings on such date for Messrs. Breen, Commes, Pitorak, Stellato and Ivy are 58,000 shares with a value of $2,073,500, 31,000 shares with a value of $1,108,250, 13,000 shares with a value of $464,750, 7,000 shares with a value of $250,250 and 10,000 shares with a value of $357,500, respectively. The values indicated are not necessarily indicative of the actual values which may be realized by the named Executive Officers.

3 Grantees are entitled to retain dividends, if any, and vote all restricted stock held, subject to the conditions of each grant of restricted stock.

4 The amounts disclosed in this column include: (a) Company contributions in the amounts of $11,443 for each of Messrs. Commes, Pitorak and Ivy, and $10,782 for Mr. Stellato, under the Company's Pension Investment Plan, a defined contribution plan. Mr. Breen does not participate in such plan; (b) Company contributions in the amounts of $20,578, $4,072 and $1,121 for Messrs. Commes, Pitorak and Ivy, respectively, under the Company's Pension Investment Plan Equalization Program, a defined contribution plan. Messrs. Breen and Stellato do not participate in such program; (c) Company contributions in the amount of $8,599 for each of Messrs. Breen, Commes, Pitorak, Stellato and Ivy under the Company's Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) Company contributions in the amounts of $71,283, $40,781, $15,068, $8,403 and $9,771 for Messrs. Breen, Commes, Pitorak, Stellato and Ivy, respectively, under the Company's Deferred Compensation Savings Plan, a defined contribution plan; (e) an accrual, by the Company, pursuant to Mr. Breen's employment agreement dated January 15, 1979, in the amount of $12,659 for certain pension-related benefits; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $46,015, $23,058, $10,494, $7,571 and $9,745 for Messrs. Breen, Commes, Pitorak, Stellato and Ivy, respectively; and (g) payments, by the Company, related to premiums under the Company's Executive Disability Income Plan in the amounts of $4,470, $4,012, $2,576, $1,922 and $2,552 for Messrs. Breen, Commes, Pitorak, Stellato and Ivy, respectively.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                             ASSUMED ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR OPTION
                           INDIVIDUAL GRANTS                                             TERM4
         --------------------------------------------------------------------------------------------------
                                    PERCENT OF
                     NUMBER OF        TOTAL
                    SECURITIES       OPTIONS/
                    UNDERLYING         SARS
                     OPTIONS/       GRANTED TO     EXERCISE
                       SARS         EMPLOYEES      OR BASE      EXPIRA-
                      GRANTED       IN FISCAL       PRICE        TION
      NAME            (#)1,2           YEAR        ($/SH)3       DATE           5% ($)           10% ($)
         --------------------------------------------------------------------------------------------------
J. G. Breen            32,000         9.7859         30.75      1/20/03            619,920         1,564,560
T. A. Commes           18,000         5.5046         30.75      1/20/03            348,705           880,065
L. J. Pitorak           9,000         2.7523         30.75      1/20/03            174,353           440,033
L. E. Stellato          5,000         1.5291         30.75      1/20/03             96,863           244,463
C. G. Ivy               5,000         1.5291         30.75      1/20/03             96,863           244,463
Value realiza-
  ble for all
  shareholders5           N/A            N/A           N/A          N/A      1,714,229,537     4,326,388,833
Value realiza-
  ble for the
  named Exec-
  utive Officers
  as a % of
  value realiza-
  ble for all
  shareholders            N/A            N/A           N/A          N/A             0.078%            0.078%

- ---------------

1One-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

2All options granted become immediately exercisable, in full, upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company's Common Stock (other than a tender offer by the Company) or upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of substantially all of the assets of the Company to another corporation, which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors of the Company, likely result in a change in control of the Company. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

3The exercise price is equal to the fair market value of the Company's Common
 Stock on the date of grant.

4The amounts disclosed in these columns, which reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized by the named Executive Officers or the shareholders. These assumed rates of 5% and 10% would result in the Company's Common Stock price increasing from $30.75 per share to approximately $50.12 per share and $79.64 per share, respectively.

5Based on the closing price of the Company's Common Stock on January 20, 1993
 (the date on which the options set forth in this table were granted) multiplied by the total number of shares of such stock outstanding on such date.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF         VALUE OF
                                                      SECURITIES        UNEXERCISED
                                                      UNDERLYING       IN-THE-MONEY
                                                      UNEXERCISED      OPTIONS/SARS
                           SHARES                    OPTIONS/SARS        AT FY-END
                         ACQUIRED ON      VALUE      AT FY-END (#)         ($)2
                          EXERCISE       REALIZED    EXERCISABLE/      EXERCISABLE/
         NAME                (#)           ($)1      UNEXERCISABLE     UNEXERCISABLE
- ------------------------------------------------------------------------------------
J. G. Breen                 46,000        475,295        --0--/             --0--/
                                                         75,334            685,217
T. A. Commes                 --0--          --0--       26,334/           409,492/
                                                         42,667            389,256
L. J. Pitorak                6,400         87,385        8,799/            86,507/
                                                         20,735            171,092
L. E. Stellato               --0--          --0--       17,399/           320,342/
                                                         10,401             84,570
C. G. Ivy                    --0--          --0--       43,059/           985,752/
                                                         10,401             90,972

- ---------------

1The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on the date of exercise.

2The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 1993.

                                  PENSION PLAN

     The Sherwin-Williams Company Salaried Employees' Retirement Plan ("Pension Plan") provides pension benefits for salaried employees hired on or before December 31, 1983, including Executive Officers of the Company. The Pension Plan requires five years of service for a participant to become fully vested with respect to a participant who has at least one hour of service on or after January 1, 1989 and ten years of service for all other participants. A participant may also become one hundred percent vested in the event the participant's employment is terminated (in specified situations) after a Change in Control (as defined in the Pension Plan) of the Company. As of December 31, 1993, the maximum annual benefit under the provisions of the Pension Plan is $115,641 due to limitations imposed by ERISA and the Internal Revenue Code.

     The Company has established a Retirement Equalization Program to provide eligible employees with the benefits they would have received under the Pension Plan but for the maximum limitations imposed by ERISA and the Internal Revenue Code. The program authorizes the Company, at its discretion, to enter into appropriate agreements with employees who are, or may become, eligible to participate in the program. The benefits under this program will be paid from an irrevocable grantor trust funded from the Company's general funds or by the Company from the Company's general funds in the event of a deficiency in the trust.

     The following table sets forth the estimated aggregate annual regular benefits payable under the Pension Plan and the Company's Retirement Equalization Program commencing at age 65 in the form of a single life annuity:

                               PENSION PLAN TABLE

                               YEARS OF SERVICE
                 --------------------------------------------
REMUNERATION        10          15          20          25
- ------------     --------    --------    --------    --------
 $  500,000        49,490      74,490      99,490     124,490
    600,000        59,490      89,490     119,490     149,490
    700,000        69,490     104,490     139,490     174,490
    800,000        79,490     119,490     159,490     199,490
    900,000        89,490     134,490     179,490     224,490
  1,000,000        99,490     149,490     199,490     249,490
  1,100,000       109,490     164,490     219,490     274,490
  1,200,000       119,490     179,490     239,490     299,490
  1,300,000       129,490     194,490     259,490     324,490

     Pensions are based upon average annual earnings (salary and bonuses) for the highest five consecutive years out of the last ten years of employment with the Company. For Mr. Breen, this average amount equaled $1,124,329 as of December 31, 1993. Normal monthly pensions equal one-twelfth of one percent of the Average Annual Earnings (as defined in the Pension Plan) times the number of years of credited service up to a maximum of forty years, less an offset of $42.50 (or such lesser amount as may be required under the Internal Revenue
Code). The pension may be adjusted for a surviving spouse's pension or other options under the Pension Plan. Pensions are not subject to any deduction for social security or any other offset amounts. Mr. Breen was credited with fifteen years of service under the Pension Plan as of December 31, 1993 and participates in the Company's Retirement Equalization Program.

                              EMPLOYMENT CONTRACTS

     Messrs. Breen, Commes and Ivy have employment contracts with the Company. In addition to their basic compensation, incentive compensation, and participation in the employee benefit plans, the 1984 Stock Plan and the 1994 Stock Plan, each is entitled to receive, in the event the Company terminates his employment for any reason, except in the event termination is the result of a change of control of the Company, an amount equal to one and one-half times his total compensation for the last preceding year. In the event the termination of employment is the result of a change of control of the Company, Mr. Breen is entitled to receive, at the time of his termination of employment, an amount equal to two times his annual assured compensa-tion, and Messrs. Commes and Ivy are entitled to receive an amount equal to their annual assured compensation. Compensation received due to a termination of employment resulting from a change of control of the Company shall be an offset against the amounts payable under the severance pay agreements as described herein.

                            SEVERANCE PAY AGREEMENTS

     To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting key executive terminates under certain conditions described in the agreements at any time during the two year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay. In the event the executive has an employment contract with the Company providing for the payment of severance pay at the time of termination of employment, the amounts payable under such employment contract shall be offset against amounts payable under the severance pay agreement. The Company has entered into severance pay agreements with each of the Executive Officers named in the Summary Compensation Table.

     For Messrs. Breen and Commes, the severance pay agreements provide that upon termination, whether voluntary or involuntary, unless the termination is because of death, Disability or by the Company for Cause (as such terms are defined in the agreements), they will receive, in addition to accrued salary, incentive compensation and vacation pay: (a) a lump sum cash amount equal to four times the sum of (i) twenty-six times their highest regular bi-weekly compensation in effect within the three year period preceding termination, plus
(ii) the greater of the highest incentive compensation received within the three year period preceding termination or the targeted incentive compensation for the year of termination; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of four years following termination; and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had their employment with the Company continued during the four year period following termination.

     For all other Executive Officers named in the Summary Compensation Table, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, incentive compensation and vacation pay: (a) a lump sum cash amount equal to three times the sum of (i) twenty-six times the executive's highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (ii) the greater of the highest incentive compensation received by the executive within the three year period preceding termination or the executive's targeted incentive compensation for the year of termination; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination. Each such key executive has the right to terminate his employment with the Company for any reason during the thirty day period immediately following the first anniversary date of a Change of Control of the Company, in which event such key executive shall receive, in lieu of the amount set forth in clause (a) above, a lump sum cash amount equal to two times the sum of clauses (a)(i) and (a)(ii) above.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by the Company with a national banking institution or from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

                         AMENDMENTS TO 1994 STOCK PLAN

     The Board of Directors has adopted and recommends to the shareholders for approval certain amendments to the 1994 Stock Plan ("Plan"). The Plan was approved by the shareholders at the 1993 Annual Meeting of Shareholders and succeeded the 1984 Stock Plan ("1984 Plan"). The Plan is designed to attract and retain key executive, managerial, technical and professional personnel for the Company and its subsidiaries and to provide such personnel incentives and rewards for superior performance. The Directors believe it to be in the best interest of the Company to approve the amendments to the Plan. On December 31, 1993, the closing price of the Company's Common Stock was $35.75 per share.

     The Plan provides for the granting of stock options ("Options"), stock appreciation rights ("SARs") and restricted stock ("Restricted Stock") relating to the Common Stock of the Company.

     A summary of the reason for the amendments is set forth below. In addition, a description of the amendments and a description of the material provisions of the Plan (without regard to the amendments) are also set forth below.

A. REASON FOR AMENDMENTS

     Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code ("Code"). Section 162(m) generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is no longer deductible to a company beginning in the 1994 tax year unless the compensation qualifies for an exception. Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. Accordingly, the amendments are intended to qualify grants of Options, SARs and Restricted Stock for this exception for performance-based compensation.

B. DESCRIPTION OF AMENDMENTS

     Limitation on Number of Options. The Plan presently contains no limit on the number of shares of Common Stock for which Options may be granted to any Eligible Employee (as defined in the Plan). The proposed amendments would establish a limit of 500,000 shares for which Options may be granted to any Eligible Employee during any calendar year. The Plan would be amended to add a new Subsection 3.01(I) as follows:

          (I) The maximum number of shares for which Option Rights may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.

     Limitation on Number of SARs. The Plan presently contains no limit on the number of shares of Common Stock for which SARs may be granted to any Eligible Employee. The proposed amendments would establish a limit of 500,000 shares for which SARs may be granted to any Eligible Employee during any calendar year. The Plan would be amended to add a new Section 4.05 as follows:

          4.05 Limitation on Number of Appreciation Rights. The maximum number of shares for which Appreciation Rights may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.

     Limitation on Number of Shares of Restricted Stock; Vesting Requirement. The Plan presently contains no limit on the number of shares of Restricted Stock that may be granted to any Eligible Employee. The proposed amendments would establish a limit of 500,000 shares of Restricted Stock that may be granted to any Eligible Employee during any calendar year.

     In addition, the Plan currently provides that the Board of Directors may authorize the granting of Restricted Stock to Eligible Employees from time-to-time upon such terms and conditions as it may determine and that such shares of Restricted Stock shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. The proposed amendments would establish a vesting requirement to determine the number of shares of Restricted Stock that a participant would be entitled to receive without restriction. The vesting requirement would be based upon a com-parison of the average return on average equity of the Company and a group of other companies.

     The Plan would be amended to add a new Subsection 5.01(F) as follows:

          (F) Each grant or sale shall be subject to a vesting requirement. The percentage of the number of shares of Restricted Stock granted to any Participant that such Participant shall be entitled to receive without restriction shall be based upon a comparison of the average return on average equity of the Company and a group of other companies. The number of shares of Restricted Stock which a Participant shall be entitled to receive without restriction shall be determined in accordance with the following table:

                       AVERAGE RETURN ON
               AVERAGE EQUITY PERCENTILE RANKING            PERCENTAGE OF
                    OF THE COMPANY COMPARED                    SHARES
                  TO GROUP OF OTHER COMPANIES                  VESTING
     -----------------------------------------------------  -------------
     80th to 100th Percentile.............................       100%
     75th to 80th Percentile..............................        90%
     70th to 75th Percentile..............................        80%
     65th to 70th Percentile..............................        70%
     60th to 65th Percentile..............................        60%
     55th to 60th Percentile..............................        50%
     50th to 55th Percentile..............................        40%
     Less than 50th Percentile............................         0%

          The maximum number of shares of Restricted Stock that may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.

C. DESCRIPTION OF 1994 STOCK PLAN

     Eligibility. Any person who is at the time an officer (including an officer who is a member of the Board of Directors) or other key employee of the Company or any of its subsidiaries may be selected by the Board of Directors to participate in the Plan. Participation is totally discretionary with the Board of Directors. As of January 31, 1994, the approximate number of persons who would have been eligible to participate in the Plan, including all of the Executive Officers of the Company, was 726.

     Number of Shares. The number of shares of Common Stock of the Company available under the Plan shall not exceed, in the aggregate, 2,000,000 shares, plus the number of shares of Common Stock authorized pursuant to the 1984 Plan which were not granted ("carryover") pursuant to the 1984 Plan as of the expiration thereof, subject to certain adjustments. As of February 16, 1994, there were 3,066,430 shares available for issuance under the Plan.

     Options. Options available under the Plan may be either non-qualified stock options or incentive stock options intended to qualify for special tax treatment in accordance with Section 422 of the Code. The number of Options and any period of employment required before the Options may be exercised with respect to any participant would be determined by the Board of Directors at the time of the grant; provided, however, no Option may be exercised more than ten years from the date of grant. The Option exercise price will be equal to the Fair Market Value (as such term is defined in the Plan) of the Common Stock of the Company to which the Options relate, as determined on the date of grant. The Options are not transferable except by will or the laws of descent and distribution.

     SARs. SARs may be granted with respect to any Options which may be granted pursuant to the Plan or any employment agreement with the Company. SARs may be exercised at any time when the related Options may be exercised by surrendering the Option, unexercised, to the Company. At the time of the exercise of the SAR, the participant will be entitled, subject to certain exceptions, to the excess of the Fair Market Value of the shares of Common Stock covered by the related Options, as determined on the date such SAR is exercised, over the aggregate Option price provided for in the related Option. The transferability of SARs is subject to the same restrictions as Options.

     Restricted Stock. The grant of Restricted Stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant and entitles such participant to the dividends, voting rights and other rights of ownership of the Common Stock subject, however, to a substantial risk of forfeiture and transfer restrictions. The number of shares of Restricted Stock, the consideration to be paid by the participant to the Company, if any, for the Restricted Stock, and the conditions which comprise the substantial risk of forfeiture and transfer restrictions, including, but not limited to, a stated number of years of service in a specific position and performance criteria for the Company and/or the participant, will be determined by the Board of Directors at the date of the grant. Upon lapse of the substantial risk of forfeiture and transfer restrictions, the Common Stock represented by the grant, or a percentage thereof as determined by the terms of the grant, will be transferred to the participant free from restrictions, other than such restrictions as may apply to the Common Stock of the Company generally or as are required by federal and state law. During the existence of the substantial risk of forfeiture, the transferability of the Restricted Stock may be prohibited or restricted in a manner and to the extent prescribed by the Board of Directors at the date of grant.

     Other Provisions. The Plan may be amended from time to time by the Board of Directors; however, without further approval of the shareholders, no such amendment shall (a) increase the maximum number of shares that may be issued under the Plan, subject to certain exceptions, (b) change the definition of Eligible Employees, or (c) cause Rule 16b-3 of the Securities Exchange Act of 1934 to cease to be applicable to the Plan.

     The Plan specifically provides for the cancellation or amendment of Options or Restricted Stock and authorizes the granting of new Options or Restricted Stock to such optionee at the then current market price.

     The Plan will terminate by its term on February 16, 2003. Any grants of Options, SARs or Restricted Stock granted on or before that date will continue to be effective in accordance with the terms of the grant. The Board of Directors may adjust the exercise price, sale price and the number or kind of shares of Common Stock or other securities covered by Options, SARs or Restricted Stock grants as it determines is equitably required to prevent dilution or enlargement of the rights with respect thereto resulting from any stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, separation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Under present federal income tax regulations, generally there will be no federal income tax consequences to either the Company or to a participant when an "Incentive Stock Option" (ISO) is granted or timely exercised. However, such consequences will arise when the stock received under the option is sold or otherwise disposed. If the participant retains the shares acquired through an ISO for the requisite holding periods prescribed by the Code, any gain or loss realized upon a subsequent disposition will constitute long-term capital gain or loss to the participant. The gain or loss is measured by the difference between the option price and the proceeds of the sale. The requisite holding periods are two years after the ISO is granted and one year after the shares subject to the ISO are transferred to the participant. In general, if a participant disposes of the shares prior to the expiration of the requisite holding periods, ordinary income will be realized equal to the excess of the fair market value at the time of exercise, over the option price. In certain circumstances, the amount of ordinary income realized on a sale or exchange prior to the expiration of the requisite holding periods is limited to the excess of the lesser of (a) the fair market value at the time of exercise or
(b) the amount realized upon such sale or exchange, over the option price. Any gain in excess of such amount realized on a subsequent sale or disposition would be taxed as a capital gain. In general, if a disposition occurs prior to the expiration of the holding period, the Company will be entitled to a deduction equal to the ordinary income realized by the participant.

     Although a participant will not realize ordinary income upon the exercise of an ISO, the excess of the fair market value of the shares acquired at the time of exercise over the option price is included as an adjustment in computing "alternative minimum taxable income" under Section 56 of the Code, and thus, may result in the imposition of the "alternative minimum tax" for the participant pursuant to Section 55 of the Code.

     Non-qualified Options. Under present federal income tax regulations, generally the granting of a "non-qualified" stock option will not result in federal income tax consequences to either the Company or the participant. However, upon exercise of such option, the participant will realize ordinary income measured by the excess of the then fair market value of the shares acquired upon exercise of the non-qualified option over the option price. The Company will be entitled to a deduction for a corresponding amount if and to the extent that the amount is an ordinary and necessary expense, is not limited by
Section 162(m) of the Code, and satisfies the test of reasonable compensation. If the participant retains the shares for the requisite holding period prescribed by the Code, the gain or loss upon a subsequent sale or exchange will constitute a long-term capital gain or loss. For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the participant's tax basis will be the sum of the option price paid and the amount of ordinary income, if any, recognized by the participant on the date of exercise.

     Restricted Stock. During the period that shares of restricted stock are subject to a "substantial risk of forfeiture," no taxable income will be recognized by a participant with respect thereto except with respect to dividends paid thereon. However, the participant has the right to elect under
Section 83 of the Code, within a thirty day period from the date of transfer, to include in his taxable income for that year an amount equal to the excess of the Fair Market Value of such shares (determined without regard to the restrictions) at the time of transfer to him, over the amount, if any, paid for such shares. In general, if the participant does not make this election timely, he will realize ordinary taxable income for the year in which the restrictions terminate or otherwise cease to impose a substantial risk of forfeiture to any holder, in an amount equal to the excess of the Fair Market Value of the shares held by him on the day the restrictions expire or are removed over the amount, if any, paid for such shares, and the Company ordinarily will be entitled to a corresponding deduction.

     SARs. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of SARs. Upon exercise of such appreciation rights by a participant, the amount of any cash received and the Fair Market Value of any shares of Common Stock received will be taxable to the participant as ordinary income, and the Company ordinarily will be entitled to a corresponding deduction. The tax basis of any Common Stock received will be its Fair Market Value on the exercise date.

     Withholding Taxes. The Company will have the right to deduct from any transfer of shares or other payment under the Plan an amount equal to the federal, state and local income and employment taxes required to be withheld by it with respect to such transfer and payment and, if the cash portion of any such payment is less than the amount of taxes required to be withheld, to require the participant or other person receiving such transfer or payment to pay to the Company the balance of such taxes so required to be withheld. Notwithstanding the foregoing, when the participant is required to pay to the Company an amount required to be withheld under applicable income and employment tax laws, the participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by the participant. The shares used for tax withholding settlement will be valued at an amount equal to the Fair Market Value of such Common Stock on the day the tax is first determinable ("Tax Date"). An election by a participant to have shares withheld or to deliver other shares of Common Stock for this purpose will be subject to the following restrictions: (a) it must be made prior to the Tax Date, (b) it will be irrevocable (subject to certain exceptions), (c) it will be subject to the disapproval of the Board of Directors, (d) if the participant is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934 ("Section 16"), no election shall be effective for a Tax Date which occurs within six (6) months of the grant (except that this limitation will not apply in the event the death or disability of the participant occurs prior to the expiration of the six (6) month period), and (e) if a participant is an officer of the Company within the meaning of Section 16, such election must be made (subject to certain exceptions) either six (6) months or more prior to the Tax Date or during the period beginning on the third business day following the date of the release for publication of quarterly or annual reports of the Company containing summary statements of sales and earnings and ending on the twelfth business day following such date.

      VOTE REQUIRED FOR APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK PLAN

     The approval of the amendments to the 1994 Stock Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK PLAN.

                        PLAN BENEFITS -- 1994 STOCK PLAN

     The following table sets forth, for each of the Executive Officers named in the Summary Compensation Table and the groups identified below, information regarding benefits that would have been received by each assuming the 1994 Stock Plan, as proposed to be amended, was in effect as of January 1, 1993.1

                                                       OPTIONS              RESTRICTED STOCK
                                                ---------------------     --------------------
                                                NUMBER                    NUMBER
                                                  OF         DOLLAR         OF        DOLLAR
              NAME AND POSITION                 UNITS2       VALUE3       UNITS2      VALUE3
- ---------------------------------------------   -------     ---------     ------     ---------
John G. Breen
  Chairman and
  Chief Executive Officer....................    32,000       160,000     20,000       615,000
Thomas A. Commes
  President and
  Chief Operating Officer....................    18,000        90,000     11,000       338,250
Larry J. Pitorak
  Senior Vice President-Finance,
  Treasurer and Chief Financial Officer......     9,000        45,000      5,000       153,750
Louis E. Stellato
  Vice President, General Counsel and
  Secretary..................................     5,000        25,000      4,000       123,000
Conway G. Ivy
  Vice President-Corporate Planning and
  Development................................     5,000        25,000      4,000       123,000
- ----------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------
Executive Group..............................    85,000       425,000     48,000     1,476,000
Non-Executive Director Group.................       -0-           -0-        -0-           -0-
Non-Executive Officer Employee Group.........   242,000     1,210,000     41,000     1,260,750
                                                -------     ---------     ------     ---------
Totals.......................................   327,000     1,635,000     89,000     2,736,750

- ---------------

1 Except for Messrs. Breen and Commes, none of the current Directors, nominees for election as a Director, any associate of such persons or any associate of an Executive Officer has received or is presently entitled to receive any benefits under the Plan.

2 The number of units indicated represents an amount equal to the number of options and shares of restricted stock which would have been granted in 1993 had the 1994 Stock Plan, as proposed to be amended, been in effect during 1993 (assuming termination of the 1984 Stock Plan). The number of options and shares of restricted stock indicated is the same as the number actually granted in 1993 under the 1984 Plan.

3 The value of options is based on the number of options indicated multiplied by the difference between the fair market value of the Company's Common Stock on January 20, 1993 and on December 31, 1993. The value of restricted stock is based on the number of shares of restricted stock indicated multiplied by the fair market value of the Company's Common Stock on January 20, 1993. January 20, 1993 is the date on which options and shares of restricted stock would have first been granted in 1993. The values indicated are not necessarily indicative of the dollar values which may be realized by the named Executive Officers and groups identified.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 1994. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish and to respond to appropriate shareholders' questions.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five regular meetings during the fiscal year ended December 31, 1993.

     The Board of Directors has established an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     Audit. The Audit Committee has the responsibility of reviewing the adequacy of the Company's financial controls and the quality and integrity of its financial reports. In addition, the Audit Committee recommends to the Board of Directors independent public accountants to audit the books, records and accounts of the Company for the ensuing fiscal year. The Committee reviews all reports and recommendations of the independent public accountants with respect to matters within their area of responsibility and reports to the Board of Directors on the scope and depth of the audit. The Committee also makes inquiries into the Company's internal audit functions and procedures.

     The Audit Committee met twice during 1993 and is currently composed of five outside Directors: R. C. Doban, D. E. Evans, W. G. Mitchell, A. M. Mixon, III and R. K. Smucker.

     Board Composition. The Board Composition Committee develops plans for the composition and size of the Board of Directors. Matters considered by this Committee include the ratio of inside to outside Directors, as well as the skills and disciplines desired as represented by individual Directors. The Committee also is charged with the responsibility to conduct searches for individual members, interview prospective candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and will continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee met once in 1993 and is currently composed of three outside Directors: J. M. Biggar, L. Carter and W. G. Mitchell.

     Compensation and Management Development. The Compensation and Management Development Committee establishes general policies on an annual basis for changes in compensation for all key employees of the Company. In addition, the Committee sets the compensation for certain key employees and recommends to the Board of Directors for approval the compensation of all elected officers.

     The Committee administers the Company's Management Incentive Plan, Executive Life Insurance Plan, Executive Disability Income Plan, Deferred Compensation Savings Plan, Key Management Deferred Compensation Plan, Retirement Equalization Program, Pension Investment Plan Equalization Program, 1984 Stock Plan and 1994 Stock Plan and recommends to the Board of Directors for approval other types of incentive compensation and similar plans.

     The Compensation and Management Development Committee met three times during 1993 and is currently composed of five outside Directors: J. M. Biggar,
L. Carter, W. G. Mitchell, R. E. Schey and W. W. Williams.

                               STOCK OUTSTANDING

     At the close of business on the record date, February 28, 1994, there were outstanding 88,510,509 shares of Common Stock.

                                VOTING OF SHARES

     Each share is entitled to one vote upon all matters presented at the Annual Meeting. All proposals and other business as may properly come before the Annual Meeting require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote thereat. Shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions thereon, and, unless authority to do so is withheld or the shareholder abstains from voting, the shares represented by proxies will be voted in favor of the proposals referred to in the Notice of Annual Meeting. Such shares will be voted in the Proxies' discretion upon such other business as may properly come before the Annual Meeting. Proxies marked as withholding authority or abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as a vote for any proposal as to which authority is withheld or abstention is indicated. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining a quorum for the Annual Meeting and will not be counted as a vote for any proposal as to which a non-vote is indicated, unless properly voted by the broker.

                             REVOCABILITY OF PROXY

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice to the Company in writing or in open meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each Director and nominee, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group, information regarding shares of Common Stock held by each as of December 31, 1993.

                                      AMOUNT AND NATURE
                                        OF BENEFICIAL             PERCENT OF
    NAME OF BENEFICIAL OWNER           OWNERSHIP1,2,3                CLASS
- ----------------------------         -----------------------    ---------------
J. M. Biggar                            6,600   direct                 *
                                          800   indirect
J. G. Breen                           379,666   direct                 *
                                      178,433   indirect
L. Carter                               1,640   indirect4              *
T. A. Commes                          142,868   direct                 *
                                       86,432   indirect
R. C. Doban                             2,251   direct                 *
D. E. Evans                               200   direct                 *
C. G. Ivy                              67,338   direct                 *
                                       65,916   indirect
W. G. Mitchell                          3,882   direct                 *
A. M. Mixon, III                        5,000   direct                 *
H. O. Petrauskas                         none
L. J. Pitorak                          37,172   direct                 *
                                       19,089   indirect
R. E. Schey                             4,800   direct                 *
R. K. Smucker                           1,000   direct                 *
L. E. Stellato                         28,878   direct                 *
                                        7,785   indirect
W. W. Williams                            600   direct                 *
All Directors and Executive           745,983   direct              1.2920
  Officers as a Group                 400,495   indirect

- ---------------

  *Represents beneficial ownership of less than 1% of the total number of shares of Common Stock outstanding.

1 Common Stock.

2 The figures indicated include the following number of shares of Common Stock for which the Executive Officers named in the Summary Compensation Table and all Executive Officers as a group have the right to acquire beneficial ownership, within sixty days from December 31, 1993, through the exercise of stock options: Mr. Breen, 41,666; Mr. Commes, 50,001; Mr. Pitorak, 17,466; Mr. Stellato, 21,865; Mr. Ivy, 48,592; and all Executive Officers as a group, 229,187.

3 Unless otherwise indicated, voting and investment power relating to the shares of Common Stock indicated above is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

4 All shares are held in trust for the benefit of Mr. Carter.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of the Company's Common Stock, information regarding shares of Common Stock held by each as of December 31, 1993.

                                    AMOUNT AND
                                     NATURE OF             PERCENT OF
NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP1          CLASS
- -------------------------    -------------------------    -------------
Mellon Bank Corporation2
Mellon Bank Center
Pittsburgh, PA 15258            14,910,000   direct             16.78

- ---------------

1 Common Stock.

2 All of the shares are beneficially owned by Mellon Bank Corporation and its related affiliates in their various fiduciary capacities. Of the shares indicated, Mellon Bank Corporation and its affiliates have sole voting power over 1,339,000 shares, shared voting power over 119,000 shares, sole dispositive power over 1,333,000 shares, and shared dispositive power over 866,000 shares. Of the shares indicated, 12,711,000 (14.31%) are beneficially owned by Mellon Bank, N.A. as Trustee of the Company's Employee Stock Purchase and Savings Plan. Mellon Bank, N.A. has no voting or dispositive power over any shares held pursuant to such plan. Information set forth in this table is based upon Mellon Bank Corporation's Schedule 13G, dated February 3, 1994.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies, and Kissel-Blake, Inc., New York, N.Y., has been retained to aid in the solicitation of proxies, for which services it will receive a fee estimated at $13,500. Proxies will be solicited by personal interview, mail, telephone and telegraph.

               REPORT OF BALLOTING AT 1993 SHAREHOLDERS' MEETING

     There were outstanding and entitled to vote at the April 28, 1993 Annual Meeting of Shareholders of the Company 88,656,825 shares of Common Stock. There were present in person or by proxy and voting or withholding the authority to vote in the election of Directors, holders of a total of 74,398,351 shares, representing 83.9172% of the voting power of the Company.

     The Resolution to establish the number of Directors at eleven and to elect eleven Directors was passed with each of the eleven nominees receiving a favorable vote of at least 99.3983% but not greater than 99.4455% of the shares present in person or by proxy.

     The proposed amendment to the Amended Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock to 300,000,000 shares received a 97.0317% favorable vote of the shares voting on the amendment. The Resolution to approve the 1994 Stock Plan received a 93.9150% favorable vote of the shares voting on the Resolution.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals must be received at the Company's headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Investor Relations, on or before November 15, 1994 in order to be included in the proxy material relating to the 1995 Annual Meeting of Shareholders of the Company. In order to remove any question as to the date on which a proposal was received by the Board of Directors, it is suggested that proposals be submitted by Certified Mail-Return Receipt Requested.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 1994 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1993 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO THE COMPANY'S HEADQUARTERS, 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.

                          THE SHERWIN-WILLIAMS COMPANY

                                1994 STOCK PLAN

     The Sherwin-Williams Company 1994 Stock Plan (the "Plan") is established effective as of 12:00:01 a.m. on February 16, 1994. The purpose of the Plan is to attract and retain key executive, managerial, technical and professional personnel for The Sherwin-Williams Company and its subsidiaries by providing incentives and rewards for superior performance by such personnel.

                                   ARTICLE I
                                  DEFINITIONS

     As used herein, the following terms shall have the following respective meanings unless the context clearly indicates otherwise:

     1.01 Appreciation Right. A right to receive from the Company, upon surrender of the related stock option, an amount equal to the Spread in accordance with Article IV.

     1.02 Board of Directors.  The Board of Directors of the Company.

     1.03 Code. The Internal Revenue Code of 1986, as the same has been or may be amended from time-to-time.

     1.04 Committee. The Compensation and Management Development Committee of the Board of Directors or such other committee composed of not less than three
(3) non-employee directors appointed by the Board of Directors.

     1.05 Common Stock. Common Stock of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Article VIII.

     1.06 Company. The Sherwin-Williams Company, or its corporate successor or successors.

     1.07 Date of Grant. The date specified by the Board of Directors on which a grant of Option Rights or Appreciation Rights or a grant or sale of Restricted Stock shall become effective (which date shall not be earlier than the date on which the Board of Directors takes action with respect thereto).

     1.08 Eligible Employees. Persons who are selected by the Board of Directors and who are, at the time such persons are selected, officers (including officers who are members of the Board of Directors) or other key employees of the Company or any of its subsidiaries.

     1.09 Fair Market Value. The average between the highest and the lowest quoted selling price of the Company's Common Stock on the New York Stock Exchange or any successor exchange.

     1.10 ISO. An "incentive stock option" within the meaning of section 422 of the Code.

     1.11 Option Right. The right to purchase a share of Common Stock upon exercise of an option granted pursuant to Article III.

     1.12 Participant. An Eligible Employee named in an agreement evidencing an outstanding Option Right, Appreciation Right, sale or grant of Restricted Stock or stock option granted under any stock option plan heretofore or hereafter approved by the shareholders of the Company.

     1.13 Plan. The Sherwin-Williams Company 1994 Stock Plan, as the same may be amended from time-to-time.

     1.14 Restricted Stock.  Shares of Common Stock granted or sold pursuant to
Article V as to which neither the substantial risk of forfeiture nor the prohibition or restriction on transfer referenced to therein has lapsed, terminated or been cancelled.

     1.15 Section 16. Section 16 of the Securities Exchange Act of 1934, as the same has been and may be amended from time-to-time.

     1.16 Spread. The excess of the Fair Market Value per share of Common Stock on the date when an Appreciation Right is exercised over the option price provided for in the related stock option.

     1.17 Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option Right, Appreciation Right or the grant or sale of Restricted Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     1.18 Tax Date.  The date upon which the tax is first determinable.

                                   ARTICLE II
                             COMMON STOCK AVAILABLE

     2.01 Number of Shares. The shares of Common Stock which may be (a) sold upon the exercise of Option Rights, (b) delivered upon the exercise of Appreciation Rights, or (c) awarded or sold as Restricted Stock and released from substantial risks of forfeiture thereof shall not exceed in the aggregate 2,000,000 shares plus the number of shares of Common Stock authorized pursuant to the 1984 Stock Plan which are not granted pursuant to the 1984 Stock Plan as of the expiration thereof, all subject to adjustment as provided in Articles VII and VIII. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

     2.02 Reuse of Shares. If an Option Right or portion thereof shall expire or terminate for any reason without having been exercised in full, or if the rights of a Participant in Restricted Stock shall terminate prior to the lapse of the substantial risk of forfeiture relating thereto, the shares covered by such Option Right or Restricted Stock grant not transferred to the Participant shall be available for future grants of Option Rights and/or Restricted Stock. In the event of a cancellation or amendment of Option Rights or Restricted Stock grants, the Board of Directors may authorize the granting of new Option Rights or Restricted Stock (which may or may not cover the same number of shares which had been the subject of the prior grant) in such manner, at such price and subject to the same terms, conditions and discretions as, under the Plan, would have been applicable had the cancelled Option Rights or Restricted Stock not been granted.

                                  ARTICLE III
                                 OPTION RIGHTS

     3.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, consistent with the terms of the Plan, authorize the granting of options to Eligible Employees to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations and shall be subject to all of the applicable limitations set forth in the Plan, including the following:

          (A) Each grant shall specify the number of shares of Common Stock to which it pertains;

          (B) Each grant shall specify an option price per share equal to the Fair Market Value per share on the Date of Grant, and that such option price shall be payable in full at the time of exercise of the option either (i) in cash, (ii) by exchanging for the shares to be issued hereunder pursuant to the exercise of the option previously acquired shares of the Company's Common Stock held for such period of time, if any, as the Board of Directors may require and reflect in the stock option certificate (valued at an amount equal to the Fair Market Value of such stock on the date of exercise), or (iii) by a combination of the payment methods specified in clauses (i) and (ii) hereof. The proceeds of sale of Common Stock subject to Option Rights are to be added to the general funds of the Company or to the shares of the Common Stock held in treasury and used for the Company's corporate purposes as the Board of Directors shall determine;

          (C) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised;

          (D) Each grant shall specify the period or periods of continuous employment by the Participant with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable;

          (E) The Option Rights may be either (i) options which are intended to qualify under particular provisions of the Code, as in effect from time-to-time, including, but not limited to, ISOs, (ii) options which are not intended to so qualify or (iii) any combination of separate grants of both (i) and (ii) above;

          (F) The aggregate Fair Market Value of the stock (determined as of the time the option with respect to such stock is granted) for which any Eligible Employee may be granted options which are intended to qualify as ISOs and which are exercisable for the first time by such Participants during any calendar year (under all plans of the Company and its parent and Subsidiary corporations, if any) shall not exceed $100,000;

          (G) No Option Right shall be exercisable more than ten years from the Date of Grant; and

          (H) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Eligible Employee and containing such terms and provisions, consistent with the Plan, as the Board of Directors may approve.

                                   ARTICLE IV
                              APPRECIATION RIGHTS

     4.01 Generally. The Board of Directors may from time-to-time grant Appreciation Rights in respect of any or all stock options heretofore or hereafter granted (including stock options simultaneously granted) pursuant to any stock option plan or employment agreement of the Company now or hereafter in effect, whether or not such stock options are at such time exercisable, to the extent that such stock options at such time have not been exercised and have not been terminated. The Board of Directors may define the terms and provisions of such Appreciation Rights, subject to the limitations and provisions of the Plan. The amount which may be due the Participant at the time of the exercise of an Appreciation Right may be paid by the Company in whole shares of Common Stock (taken at their fair market value at the time of exercise), in cash or a combination thereof, as the Board of Directors shall determine.

     4.02 Exercise of Appreciation Rights. An Appreciation Right may be exercised at any time when the related stock option may be exercised by the surrender to the Company, unexercised, of the related stock option. Shares covered by stock options so surrendered shall not be available for the granting of further stock options under any stock option plan of the Company or a Subsidiary, anything in such plan to the contrary notwithstanding.

     4.03 Limitation on Payments. The amount payable on the exercise of any Appreciation Rights may not exceed 100% (or such lesser percentage as the Board of Directors may determine) of the excess of (i) the Fair Market Value of the shares of Common Stock covered by the related option as determined on the date such Appreciation Right is exercised over (ii) the aggregate option price provided for in the related stock option.

     4.04 Termination of Appreciation Right. An Appreciation Right shall terminate and may no longer be exercised upon the earlier of (i) exercise or termination of the related stock option or (ii) any termination date specified by the Board of Directors at the time of grant of such Appreciation Right.

                                   ARTICLE V
                                RESTRICTED STOCK

     5.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, authorize the granting or sale to Eligible Employees of Restricted Stock. Each grant or sale may utilize any or all of the authorizations and shall be subject to all of the following limitations:

          (A) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services and shall entitle such Participant to voting, dividend and other ownership rights, as the Board of Directors may determine, subject, however, to a substantial risk of forfeiture and restrictions on transfer as the Board of Directors may determine;

          (B) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per share at the Date of Grant;

          (C) Each such grant or sale shall provide that the shares of Restricted Stock covered by such grant or sale are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and the regulations thereunder;

          (D) Each such grant or sale shall provide that during the period for which the substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Board of Directors at the Date of Grant; and

          (E) Each grant or sale of Restricted Stock shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with the Plan, as the Board of Directors may approve.

                                   ARTICLE VI
                           ADMINISTRATION OF THE PLAN

     6.01 Generally. The Plan shall be administered by the Board of Directors, which may from time-to-time delegate all or any part of its authority under the Plan to a Committee. The members of the Committee shall not be eligible and shall not have been eligible for a period of at least one year prior to their appointment, to participate in the Plan or in any other plan of the Company or any Subsidiary entitling the participants therein to acquire Restricted Stock, Option Rights or Stock Appreciation Rights. A majority of the Board of Directors or the Committee, if applicable, shall constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board of Directors or the Committee, as applicable. No Restricted Stock, Option Right or

Appreciation Right shall be granted or sold to any member of the Committee so long as his membership continues.

     6.02 Interpretation and Construction. The interpretation and construction by the Board of Directors of any provision of the Plan or of any agreement, notification or document evidencing the grant of Restricted Stock, Option Rights or Appreciation Rights and any determination by the Board of Directors pursuant to any provision of the Plan or of any such agreement, notification or document, made in good faith, shall be final and conclusive. No member of the Board of Directors shall be liable for any such action or determination made in good faith.

                                  ARTICLE VII
                           AMENDMENT AND TERMINATION

     7.01 Amendment of the Plan. The Plan may be amended from time-to-time by the Board of Directors without further approval by the shareholders of the Company unless such amendment (i) increases the maximum number of shares specified in Article II (except that adjustments authorized by Section 8.02 shall not be limited by this provision), (ii) changes the definition of "Eligible Employees" or (iii) causes Rule 16b-3 issued under the Securities Exchange Act of 1934 (or any successor rule to the same effect) to cease to be applicable to the Plan.

     7.02 Amendment of the Agreements. The Board of Directors may cancel or amend any agreement evidencing Restricted Stock, Option Rights or Appreciation Rights granted under the Plan provided that the terms and conditions of each such agreement as amended are not inconsistent with the Plan.

     7.03 Automatic Termination. The Plan will terminate at midnight on February 16, 2003; provided, however, that Option Rights and Appreciation Rights granted on or before that date may extend beyond that date and restrictions imposed on Restricted Stock transferred on or before that date may extend beyond such date.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.01 Transferability. No Option Right or Appreciation Right shall be transferable by a Participant other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant. No right or interest of any Participant granted under the Plan shall be subject to alienation, anticipation, encumbrance, garnishment, attachment, any lien, obligation or liability of such Participant, or execution or levy of any kind, voluntary or involuntary, except as provided herein or required by law.

     8.02 Adjustments. The Board of Directors may make or provide for such adjustments in the exercise price, sale price and the number or kind of shares of the Company's Common Stock or other securities covered by outstanding Option Rights, Appreciation Rights or Restricted Stock grants as such Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind of shares of the Company's Common Stock or other securities which may be sold or transferred under the Plan and in the maximum number of shares that may be purchased or received by any person, as such

Board of Directors in its sole discretion, exercised in good faith, may determine is appropriate to reflect any event of the type described in clauses
(i) and/or (ii) of the preceding sentence.

     8.03 Fractional Shares. The Company shall not be required to sell or transfer any fractional share of Common Stock pursuant to the Plan. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.

     8.04 Withholding Taxes. The Company shall have the right to deduct from any transfer of shares or other payment under this Plan an amount equal to the Federal, state and local income taxes and employment taxes required to be withheld by it with respect to such transfer and payment and, if the cash portion of any such payment is less than the amount of taxes required to be withheld, to require the Participant or other person receiving such transfer or payment, to pay to the Company the balance of such taxes so required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay to the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding settlement will be valued at an amount equal to the Fair Market Value of such Common Stock on the Tax Date. Election by a Participant to have shares withheld or to deliver other shares of Common Stock for this purpose will be subject to the following restrictions: (i) such election must be made prior to the Tax Date, (ii) such election will be irrevocable (subject to certain exceptions), (iii) such election will be subject to the disapproval of the Board of Directors, (iv) if a Participant is an officer of the Company within the meaning of Section 16, no election shall be effective for a Tax Date which occurs within six (6) months of the grant (except that this limitation will not apply in the event death or disability of the Participant occurs prior to the expiration of the six (6) month period) and (v) if a Participant is an officer of the Company within the meaning of Section 16, such election must be made (subject to certain exceptions) either six (6) or more months prior to the Tax Date or during the period beginning on the third business day following the date of the release for publication of quarterly or annual reports of the Company containing summary statements of sales and earnings and ending on the twelfth business day following such date.

     8.05 Not an Employment Contract. This Plan shall not confer upon any Eligible Employee or Participant any right with respect to continuance of employment with the Company or any Subsidiary, nor shall it interfere in any way with any right such Eligible Employee, Participant, the Company or any Subsidiary would otherwise have to terminate such Participant or Eligible Employee's employment at any time.

     8.06 Invalidity of Provisions. Should any part of the Plan for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect as if the Plan had been adopted with the invalid portion hereof eliminated, it being the intention of the Company that it would have adopted the remaining portion of the Plan without including any such part, parts or portion which may for any reason be hereafter declared invalid.

     8.07 Effective Date. The Plan will become effective at 12:00:01 a.m. on February 16, 1994 provided the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at any annual or special meeting of shareholders at which a quorum is present. The Plan shall be deemed to be adopted on the date of such meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        The undersigned hereby appoints J. G. Breen and T.
                        A. Commes as Proxies, each with the power to appoint
THE SHERWIN-WILLIAMS    his substitute, and hereby authorizes them to represent
     COMPANY            and to vote, as designated below, all the shares of
                        Common Stock of The Sherwin-Williams Company held of record by the undersigned on February 28, 1994, at the annual meeting of shareholders to be held on April 27, 1994 or any adjournment thereof.
         [Logo Here]

           COMMON
            STOCK
            PROXY
                                            1. For election of 10 Directors to hold office until
                                               the next Annual Meeting of Shareholders or until
                                               their successors are elected; the Nominees are:
                                               J. M. Biggar, J. G. Breen, L. Carter, T. A. Commes,
                                               D. E. Evans, W. G. Mitchell, A. M. Mixon, III
                                               H. O. Petrauskas, R. E. Schey and R. K. Smucker.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                   SIDE

        X   PLEASE MARK YOUR                                          SHARES IN YOUR NAME   REINVESTMENT SHARES
            VOTES AS IN THIS
            EXAMPLE.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

                                WITHHELD
                   FOR ALL      AS TO ALL
                  NOMINEES      NOMINEES                         FOR       AGAINST     ABSTAIN


1. Election of      /  /        /  /      2. To amend the         /  /      /  /        /  /    3. In their discretion, the Proxies
   Directors                                 Company's 1994                                        are authorized to vote upon
   (see reverse side)                        Stock Plan                                            such other business as may
                                                                                                   properly come before the meeting.


FOR, except vote withheld                                                       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
as to the following Nominee(s):                                                 CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




                                                         Change          (If your address has changed, please mark the box at
                                                           of     /  /     left and indicate your new address below)
                                                        Address

                                                                        -------------------------------------------------

                                                                        -------------------------------------------------

                                                                        -------------------------------------------------

                                                                        -------------------------------------------------
                                        NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


SIGNATURE(S)____________________________________________  ________, 1994
                                                           (Date)
SIGNATURE(S)____________________________________________  ________, 1994
                                                           (Date)
